EXHIBIT 99.1

Summer Infant Reports Fourth Quarter Results

Company Begins 2018 with New Product Introductions and Additional Cost-Cutting Initiatives

WOONSOCKET, R.I., Feb. 20, 2018 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal fourth quarter and twelve months ended December 30, 2017.

“We exited 2017 posting top-line growth, as expected, both year-over-year and sequentially in the fourth quarter, even given the bankruptcy of a major brick and mortar retailer,” said Mark Messner, President and CEO. “At the same time, we continued our efforts to leverage and strengthen the Company’s current customer base in a competitive operating environment while looking to expand overseas. Fourth quarter SG&A was down significantly versus 2016, as we took steps to further streamline the business and, in tandem, drive future profitability. That said, bottom line results were negatively impacted by an aggregate $1.7 million of non-cash charges and writedowns associated with the recently-enacted Tax Act, and gross margins were slightly lower due to inventory-reduction measures taken in light of the previously-discussed customer bankruptcy.

“While we are pleased with initial reactions to many product introductions and increasing traction on our new Summer Infant website, we will take additional measures this year to reduce overhead and increase asset utilization – positioning us for faster growth going forward. We’re also excited to have Kory Pomon on our team, based in Asia, leading our international business development initiatives. Overall, we see a great deal of potential in our brands and product extensions, even as we deal with near-term issues tied to changes in consumer behavior and current market dynamics. This past year was a difficult one given a customer’s bankruptcy and price pressure within the monitor space, but we reduced costs significantly, held gross margins steady, and brought many new products to market. By executing on the business strategy now in place, we are confident we’ll be on the right path to better bottom line performance.”

Fourth Quarter Results

Net sales for the three months ended December 30, 2017 were $46.8 million compared with $45.5 million for the three months ended December 31, 2016 and $43.1 million for the third quarter of fiscal 2017. Revenue rose both year-over-year and sequentially primarily due to higher shipments of strollers, gates, and potties, more than offsetting lower sales of monitors and feeding products.

Gross profit for the fourth quarter of 2017 was $14.0 million compared with $14.3 million for the fourth quarter of 2016, and gross margin was 29.8% in 2017 versus 31.4% in the prior-year period. The fiscal 2017 fourth quarter included $0.2 million in losses on the sale of inventory below cost related to the bankruptcy of a major brick and mortar retailer, and the quarter was also impacted by price reductions for certain monitor products at the end of their life cycle.

Selling expenses were $3.0 million in the fourth quarter of 2017 compared with $3.8 million in the fourth quarter of 2016. General and administrative expenses (G&A) were $8.8 million in 2017 versus $10.8 million last year, reflecting the Company’s strategic initiatives to reduce overhead expenses as well as the reversal of a $0.6 million bad debt charge originally taken in the third quarter of fiscal 2017 related to the aforementioned customer bankruptcy. G&A as a percent of sales was 18.8% in the 2017 fourth quarter versus 23.8% in 2016. Interest expense was $0.8 million in the fourth quarters of both fiscal 2017 and 2016.

The Company reported a net loss of $1.7 million, or $(0.09) per share, in the fourth quarter of 2017 compared with a net loss of $4.5 million, or $(0.24) per share, in the prior-year period. In the 2017 fourth quarter, the Company recorded nonrecurring, non-cash charges of $1.7 million due to the Tax Cuts and Jobs Act ("Tax Act") enacted into law on December 22, 2017. In the fourth quarter of 2016, the Company recorded a non-cash impairment charge of $3.0 million related to its Born Free® brand.

Adjusted EBITDA for the fourth quarter of 2017 was $1.8 million versus $0.9 million for the fourth quarter of 2016. Adjusted EBITDA in 2017 includes $(0.5) million in bank permitted add-back charges compared with $1.1 million in the prior-year period, as defined in the Company’s amended credit facility. Adjusted EBITDA, adjusted net income, and adjusted earnings per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Full Year Results

Net sales for the twelve months ended December 30, 2017 were $189.9 million compared with $194.3 million in the prior fiscal year. Revenue was down primarily due to a $6.0 million reduction in sales related to declining demand with a major customer which, during the year, filed for bankruptcy; this also contributed to a $12.1 million decrease in monitor revenue due to increased competition. These declines were partially offset by $10.5 million in higher safety product sales including newly-introduced boosters and potties.

Gross profit for the full year was $60.2 million compared with $61.8 million for fiscal 2016, and gross margin was 31.7% in 2017 versus 31.8% in the prior-year period. The lower gross profit year-over-year largely reflected the decline in overall net sales.

Selling expenses were $14.2 million in 2017 compared with $15.3 million in 2016, and as a percent of sales was 7.5% and 7.9%, respectively. G&A was $38.9 million in 2017 versus $41.3 million last year – a decline of 5.8%. G&A as a percent of sales fell to 20.5% in 2017 from 21.2% last year. Interest expense rose slightly to $3.0 million in 2017 from $2.7 million in 2016.

The Company reported a net loss of $2.2 million, or $(0.12) per share, in 2017 compared with a net loss of $4.3 million, or $(0.23) per share, in 2016. Results for 2017 include the aforementioned $1.7 million impact of charges and writedowns related to the Tax Act, while results for 2016 include the impact of the aforementioned $3.0 million asset impairment charge. Adjusted EBITDA for 2017 was $10.3 million versus $10.6 million last year. Adjusted EBITDA in 2017 includes $2.7 million in bank permitted add-back charges compared with $4.9 million in the prior-year period, as defined in the Company’s amended credit facility.

Balance Sheet Highlights

As of December 30, 2017, Summer Infant had approximately $0.7 million of cash and $48.1 million of bank debt compared with $1.0 million of cash and $46.9 million of bank debt as of December 31, 2016. The Company’s bank leverage ratio was 4.7 times the trailing twelve months’ Adjusted EBITDA at year end, as compared with 5.1 at the beginning of the fiscal year.

Inventory as of December 30, 2017 was $34.0 million compared with $36.1 million as of December 31, 2016. Trade receivables at the end of the year were $36.6 million compared with $34.1 million at the end of fiscal 2016. Accounts payable and accrued expenses were $34.5 million as of December 30, 2017 compared with $38.4 million at the beginning of the fiscal year.

Annual Meeting

Summer Infant will host its Annual Stockholders’ Meeting on May 3, 2018. See the Company’s proxy filing for additional information, when available.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, February 21, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements and comply with the financial covenants of its loan agreement. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding the impact of new product launches and cost-cutting initiatives on results for 2018 and beyond, as well as the impact of its overall growth strategy and international expansion on future results. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the bankruptcy of Toys R Us and its impact on sales to Babies R Us, a major customer of the Company; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	December 30, 2017	December 31, 2016

Cash and cash equivalents	$681	$999
Trade receivables, net	36,640	34,137
Inventory, net	34,035	36,140
Property and equipment, net	9,640	9,965
Intangible assets, net	14,046	14,813
Other assets	2,988	5,683
Total assets	$98,030	$101,737

Accounts payable	$24,642	$30,684
Accrued expenses	9,818	7,757
Current portion of long-term debt	3,250	4,500
Long term debt, less current portion (1)	43,772	41,206
Other long term liabilities	2,906	2,770
Total liabilities	84,388	86,917

Total stockholders’ equity	13,642	14,820
Total liabilities and stockholders’ equity	$98,030	$101,737

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,127 and $1,226 of unamortized financing fees as of December 30, 2017 and December 31, 2016, respectively.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$46,816	$45,531	$189,869	$194,328
Cost of goods sold	32,858	31,233	129,674	132,577
Gross profit	$13,958	$14,298	$60,195	$61,751
General and administrative expenses(1)	8,818	10,823	38,878	41,292
Selling expense	2,981	3,785	14,229	15,269
Depreciation and amortization	1,077	1,568	4,197	5,011
Impairment of intangible assets	-	2,993	-	2,993
Operating income/(loss)	$1,082	$(4,871)	$2,891	$(2,814)
Interest expense	762	781	2,968	2,682
Income/(loss) before taxes	$320	$(5,652)	$(77)	$(5,496)
Income tax provision/(benefit)	2,037	(1,174)	2,172	(1,174)
Net loss	$(1,717)	$(4,478)	$(2,249)	$(4,322)
Loss per diluted share	$(0.09)	$(0.24)	$(0.12)	$(0.23)

Shares used in fully diluted EPS	18,621,977	18,488,342	18,573,398	18,440,436

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$(1,717)	$(4,478)	$(2,249)	$(4,322)
Plus: interest expense	762	781	2,968	2,682
Plus: provision/(benefit) for income taxes	2,037	(1,174)	2,172	(1,174)
Plus: depreciation and amortization	1,077	1,568	4,197	5,011
Plus: impairment of intangible asset(a)	-	2,993	-	2,993
Plus: non-cash stock based compensation expense	119	88	494	482
Plus: permitted add-backs (b)	(482)	1,088	2,695	4,934
Adjusted EBITDA (Non-GAAP)(c)	$1,796	$866	$10,277	$10,606

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(1,717)	$(4,478)	$(2,249)	$(4,322)
Plus: permitted add-backs(b)	(482)	1,088	2,695	4,934
Plus: impairment of intangible assets(a)	-	2,993	-	2,993
Plus: nonrecurring tax charge(d)	1,731	-	1,731	-
Tax impact of items impacting comparability(e)	169	(1,072)	(943)	(2,322)
Adjusted Net (loss)/income (Non-GAAP)	$(299)	$(1,469)	$1,234	$1,283
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.02)	$(0.08)	$0.07	$0.07

(a) Impairment of intangible assets was $2,993 ($718 tax impact), as we wrote down the value of an indefinite-lived asset.

(b) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended December 30, 2017 include board fees $100 ($35 tax impact) and special projects $18 ($6 tax impact) less a credit to bad debt ($600) ($210 tax impact). Permitted add-backs for the three months ended December 31, 2016 include company bonus $550 ($179 tax impact), excess production costs $236 ($77 tax impact), special projects, primarily litigation fees $159 ($52 tax impact), board fees $108 ($35 tax impact), and restructuring fees $35 ($11 tax impact). Permitted add-backs for the twelve months ended December 30, 2017 include bad debt allowance $1,520 ($532 tax impact), severance related costs $578 ($202 tax impact), board fees $378 ($133 tax impact), restructuring fees $238 ($83 tax impact), less a credit to special projects, primarily litigation fees ($19) ($7 tax impact). Permitted add-backs for the twelve months ended December 31, 2016 include special projects, primarily litigation fees $2,566 ($834 tax impact), excess production costs $890 ($289 tax impact), company bonus $550 ($179 tax impact), board fees $476 ($155 tax impact), restructuring fees $353 ($115 tax impact), and severance related costs $99 ($32 tax impact).

(c) As defined in our February 2017 amendment to our credit facilities.

(d) In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly revised the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%, limiting deductibility of interest expense and performance based incentive compensation and implementing a territorial tax system. This resulted in the Company recording a nonrecurring tax or “toll charge” of $734 on previously unremitted earnings of foreign subsidiaries, a nonrecurring write down of $882 related to foreign tax credits and a nonrecurring write down of the value of our deferred tax assets of $115. These nonrecurring charges are expected to be noncash in nature.

(e) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.